CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Chardan 2008 China Acquisition Corp.

We consent to the inclusion in the foregoing Annual Report on Form 20-F of our report dated March 31, 2009 with respect to our audit of the financial statements of Chardan 2008 China Acquisition Corp. as of December 31, 2008.

We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

/s/ Jewett Schwartz Wolfe & Associates

Hollywood, Florida
April 8, 2009

200 South Park Road, Suite 150 • Hollywood, Florida 33021 • Main 954.922.5885 • Fax 954.922.5957 • www.jsw-cpa.com
Member – American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants
Private Companies Practice Section of the AICPA • Registered with the Public Company Accounting Oversight Board of the SEC